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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                 SCHEDULE 13G
                                (Rule 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13-1(B)(C), AND (D) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13-2(B)

                              (Amendment No.    )



                                SHOPNOW.COM INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                         COMMON STOCK, $.001 PAR VALUE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                  82508R 10 5
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                               DECEMBER 31, 1999
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

          [_]  Rule 13d-1(b)

          [_]  Rule 13d-(c)

          [X]  Rule 13d-1(d)

CUSIP No.                      SCHEDULE 13G                    Page 2 of 6 Pages
82508R 10 5

________________________________________________________________________________
1.   NAME OF REPORTING PERSONS 24/7 Media, Inc.
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY): 13-3995672



________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION


     U.S.
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           5,168,500
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          0
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         5,168,500
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            0
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


     5,168,500
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)


     11.80%
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*


     CO
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.                      SCHEDULE 13G                    Page 3 of 6 Pages
82508R 10 5

________________________________________________________________________________
Item 1(a).  Name of Issuer:

     This Schedule 13G relates to ShopNow.com Inc., a Washington corporation (the "Company").
________________________________________________________________________________
Item 1(b). Address of Issuer's Principal Executive Offices:

     The Company's principal executive offices are located at 411 First Ave. South, Suite 200 North, Seattle, WA 98104.
________________________________________________________________________________
Item 2(a).  Name of Person Filing:


     This Schedule 13G relates to 24/7 Media, Inc.
________________________________________________________________________________
Item 2(b).  Address of Principal Business Office, or if None, Residence:


     1250 Broadway, 28th Floor, New York, NY 10001
________________________________________________________________________________
Item 2(c).  Citizenship:


     USA
________________________________________________________________________________
Item 2(d).  Title of Class of Securities:

     This Schedule 13G relates to the Company's common stock, $.001 par value (the "Common Stock").
________________________________________________________________________________
Item 2(e).  CUSIP Number:

     The CUSIP number for the Company's Common Stock is 82508R 10 5.

________________________________________________________________________________
Item 3. If This Statement Is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing Is a:

     (a)  [_]  Broker or dealer registered under Section 15 of the Exchange Act.

     (b)  [_]  Bank as defined in Section 3(a)(6) of the Exchange Act.

     (c)  [_]  Insurance  company as defined in Section 3(a)(19) of the Exchange
               Act.

     (d) [_] Investment company registered under Section 8 of the Investment Company Act.

     (e)  [_]  An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E).

     (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F).

     (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G).

     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act.

     (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act.

     (j)  [_]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).


                                NOT APPLICABLE.

CUSIP No.                      SCHEDULE 13G                    Page 4 of 6 Pages
82508R 10 5

________________________________________________________________________________
Item 4.  Ownership.

     The following describes the ownership of Common Stock by 24/7 Media, Inc. as of December 31, 1999:

     (a)  Amount beneficially owned:  5,168,500 shares


     (b)  Percent of class:  11.80%


     (c)  Number of shares as to which such person has:

          (i)   Sole power to vote or to direct the vote:  5,168,500 shares


          (ii)  Shared power to vote or to direct the vote 0 shares


          (iii) Sole power to dispose or to direct the disposition of: 5,168,500 shares


          (iv)  Shared power to dispose or to direct the disposition of:0 shares



________________________________________________________________________________
Item 5.  Ownership of Five Percent or Less of a Class.




________________________________________________________________________________
Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.



________________________________________________________________________________
Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.



________________________________________________________________________________
Item 8.  Identification and Classification of Members of the Group.



________________________________________________________________________________
Item 9.  Notice of Dissolution of Group.



________________________________________________________________________________
Item 10.  Certifications.

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


     Dated: February 11, 2000


                                   24/7 Media, Inc.


                                   By: /s/Mark E. Moran
                                      -----------------
                                   Name: Mark E. Moran
                                   Title: Senior Vice President and Secretary

                                 EXHIBIT INDEX

     (1) Statement required by reporting persons pursuant to Rule 13d-1(k)(l) (see signature page).